Exhibit 10.1

WGRAH INDEMNIFICATION AGREEMENT

This WGRAH INDEMNIFICATION AGREEMENT (this “Agreement”) is made and entered into as of February 28, 2019, by and between WGR Asset Holding Company LLC, a Delaware limited liability company (“Indemnitor”), and Western Gas Holdings, LLC, a Delaware limited liability company (“Indemnitee”).

W I T N E S S E T H:

WHEREAS, Western Gas Partners, LP, a Delaware limited partnership (“Borrower”), entered into the Credit Agreement (“Credit Agreement”) dated as of December 19, 2018, by and among the Borrower, Barclays Bank PLC, as Administrative Agent, and the Syndication Agents, Document Agents, and Lenders party thereto;

WHEREAS, a Loan under the Credit Agreement will be made immediately prior to and in connection with the execution of certain transactions that will be undertaken in connection with the restructuring of the ownership of Borrower and Western Gas Equity Partners, LP (the “WES Restructuring Loan”), which transactions will include the contribution of certain assets owned by subsidiaries of WGRAH to Borrower (the “Contribution”);

WHEREAS, immediately after the Contribution, Indemnitor will be a limited partner of Borrower;

WHEREAS, Indemnitor, through a distribution to be made by Borrower, will receive proceeds of the borrowing made pursuant to the WES Restructuring Loan;

WHEREAS, Indemnitee is the general partner of Borrower;

WHEREAS, Indemnitee may, in such capacity, incur certain liabilities in connection with the Credit Agreement, including, without limitation, the obligation to pay the Principal Amount of the WES Restructuring Loan;

WHEREAS, Borrower entered into the Indenture (“Indenture”) dated as of May 18, 2011, by and among Borrower and Wells Fargo Bank, National Association, as Trustee;

WHEREAS, under the Indenture, Borrower may establish a new series of Debt Securities (as defined in the Indenture) at any time in accordance with the provisions of the Indenture;

WHEREAS, the proceeds of Debt Securities under the Indenture may be used to refinance outstanding loans, including the WES Restructuring Loan, and for other general corporate purposes; and

WHEREAS, the Indemnitor and Indemnitee wish to enter into an agreement to provide for the indemnification by Indemnitor of Indemnitee for up to $1,125,000,000 of future claims that might be made against Indemnitee with respect to the WES Restructuring Loan or any indebtedness incurred by Borrower to refinance indebtedness incurred pursuant to the WES Restructuring Loan using Debt Securities.

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1	Certain Definitions. As used in this Agreement:

1.1

“Lender Claim” means any and all claims, damages, losses, liabilities, costs, or expenses whatsoever (including without limitation attorneys’ fees and expenses) in an amount up to $1,125,000,000 that Indemnitee may incur (or which may be claimed against Indemnitee by any person or entity whatsoever), by reason of, or arising out of, any Proceeding against Borrower or Indemnitee in connection with (a) the obligations of the Borrower under the Credit Agreement, but solely to the extent attributable to the WES Restructuring Loan or any indebtedness incurred by Borrower to refinance Indebtedness incurred pursuant to the WES Restructuring Loan and (b) obligations of Borrower for Debt Securities issued to refinance the obligations enumerated in clause (a) of this definition, in either case only to the extent not otherwise satisfied by the assets of the Borrower.

1.2	“Lender Claimant” means the Lenders, Administrative Agents, the Syndication Agents, Documentation Agents, the Trustee, any Holder, or any other Person that may assert a Lender Claim.

1.3

“Proceeding” means any threatened, pending or completed action, suit, claim, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether made by or brought in the right of a Lender Claimant or otherwise, in which Indemnitee or Borrower was, is or will be involved as a party or otherwise.

1.4	Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement or the Indenture.

Section 2	Indemnity.

2.1	Indemnification by Indemnitor. Subject to the limitations set forth in Section 2.2 below, Indemnitor shall indemnify and hold harmless Indemnitee from and against any Lender Claim.

2.2

Conditions Precedent. Notwithstanding anything contained in Section 2.1 to the contrary, the Indemnitor shall not have any indemnification obligation under this Agreement unless Indemnitee has exhausted all of its remedies, if any, under the limited partnership agreement of Borrower (the “Partnership Agreement”) and under applicable law to collect from Borrower the amount of any Lender Claim; provided, however, that Indemnitee need not exhaust any remedies against Borrower to the extent Indemnitee reasonably determines that the expense anticipated to be incurred by Indemnitee in pursuing such claim against Borrower with respect to collection of the amount of the Lender Claim would exceed the anticipated recovery from Borrower with respect to such claim.

2.3	Lender Claims.

(a)

Notice of Lender Claim. If any Lender Claimant notifies Indemnitee with respect to any Lender Claim, then Indemnitee will promptly give written notice to Indemnitor; provided, however, that no delay on the part of Indemnitee in notifying Indemnitor will relieve Indemnitor from any obligation under this Agreement.

(b)

Assumption of Defense, etc. Indemnitor will be entitled to participate in the defense of any Lender Claim that is the subject of a notice given by Indemnitee pursuant to Section 2.3(a). In addition, Indemnitor will have the right to assume the defense of such Lender Claim with counsel of its choice reasonably satisfactory to Indemnitee so long as (i) Indemnitor gives written notice to Indemnitee within fifteen (15) days after Indemnitee has given notice of the Lender Claim that Indemnitor will indemnify Indemnitee from and against the entirety of the Lender Claim; (ii) Indemnitor provides Indemnitee with evidence reasonably acceptable to Indemnitee that Indemnitor will have adequate financial resources to defend against the Lender Claim and fulfill its indemnification obligations hereunder; (iii) Indemnitee has not been advised by counsel that an actual or potential conflict exists between Indemnitee and Indemnitor in connection with the defense of the Lender Claim; and (iv) settlement of an adverse judgment with respect to, or Indemnitor’s conduct of the defense of, the Lender Claim is not, in the good faith judgment of Indemnitee, likely to be adverse to Indemnitee’s reputation or continuing business interests. Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Lender Claim.

(c)

Limitations on Indemnitor. Indemnitor will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Lender Claim without the prior written consent of Indemnitee unless such judgment, compromise or settlement (i) provides for the payment by Indemnitor of money as sole relief for the Lender Claimant and (ii) involves no finding or admission of any violation of law.

(d)

Indemnitee’s Control. If Indemnitor does not deliver to Indemnitee the notice contemplated by Section 2.3(b) within fifteen (15) days after Indemnitee has given notice of the Lender Claim pursuant to Section 2.3(a), or otherwise at any time fails to conduct the defense of the Lender Claim actively and diligently, Indemnitee may defend the Lender Claim in a good faith and reasonable manner, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to the Lender Claim in any manner it may deem appropriate (and Indemnitee need not consult with, or obtain any consent from, Indemnitor in connection therewith).

2.4

Procedure for Notification. Subject to Section 2.3, to obtain indemnification under this Agreement, Indemnitee shall submit to Indemnitor a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification under this Agreement. The delay or omission to notify Indemnitor will not relieve Indemnitor from any liability which it may have to Indemnitee otherwise than under this Agreement.

2.5

Presumption. It shall be presumed that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 2.3(a), and Indemnitor shall, to the fullest extent not prohibited by law, have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption.

2.6

Payment and Set-Off. Indemnitor shall make any indemnification payment required under this Agreement promptly following request therefor (or, in the event that Indemnitor elects to participate in or assume the defense of a Lender Claim in accordance with this Section 2, promptly after any settlement or entry of any final judgment with respect to such Lender Claim), subject to Indemnitor’s right to rebut the presumption set forth in Section 2.5. Indemnitee may set off against any amounts that it must pay to Indemnitor under any agreement or instrument any amounts that Indemnitor must pay to Indemnitee under this Agreement.

Section 3	Indemnitor Covenants.

3.1

Maintenance of Minimum Net Worth. Indemnitor covenants and agrees with Indemnitee that it shall maintain at all times a net worth (determined without regard to Indemnitor’s limited partner interest in Borrower) of no less than the maximum amount of any Lender Claim for which Indemnitee could seek indemnification pursuant to Section 2.1 hereof should an event described in Section 1.1 hereof occur; provided that the amount of such potential Lender Claim shall be determined without regard to any assets of the Borrower that could be used to satisfy such potential Lender Claim.

3.2

Books and Records; Audits. Indemnitor shall keep, and will cause each of its Subsidiaries (if any) to keep, complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP. Indemnitee may, upon thirty (30) days’ written notice to Indemnitor) (but in no event more than once each fiscal year), request that an audit of Indemnitor’s books and records be performed by be performed (at Indemnitee’s sole expense), in order to provide Indemnitee with such assurance as it deems reasonable and necessary with respect to Indemnitor’s financial condition.

Section 4

Waiver of Right to Subrogation. In the event of any payment under this Agreement, Indemnitor expressly waives any right to subrogation with respect to any of the rights of recovery of Indemnitee or any Lender Claimant. Indemnitor also expressly waives any right to indemnification it may have under the Partnership Agreement with respect to any payment under this Agreement.

Section 5

Survival. The provisions of this Agreement shall remain in full force and effect notwithstanding termination of the Credit Agreement, any of the Loan Documents, or any agreement related thereto or related to the transactions, so long as any Lender Claim remains outstanding.

Section 6

Severability. If any term or provision of this Agreement shall be held to be illegal, invalid or unenforceable in any respect, then such term or provision shall be fully severable from this Agreement, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable term or provision had never been a part of this Agreement, and the remaining terms and provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable term or provision or by its severance from this Agreement.

Section 7

Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly cancelled. For the avoidance of doubt, nothing in this Section 7 shall be deemed to invalidate any provision of the Partnership Agreement.

Section 8

Successors and Assigns. Indemnitor agrees that all the rights, benefits and privileges herein and hereby conferred upon Indemnitee shall vest in, and be enforceable by, Indemnitee and its successors and assigns, and shall bind Indemnitor’s successors and assigns.

Section 9

Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, (b) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, (c) mailed by reputable overnight courier and receipted for by the party to whom said notice or other communication shall have been directed or (d) sent by facsimile transmission, with receipt of oral confirmation that such transmission has been received:

a. If to Indemnitee to:

Western Gas Holdings, LLC

Attn: President and Chief Executive Officer

1201 Lake Robbins Drive

The Woodlands, Texas 77380

b. If to Indemnitor to:

WGR Asset Holding Company LLC

Attn: President

1201 Lake Robbins Drive

The Woodlands, Texas 77380

or to any other address as may have been furnished by Indemnitee or Indemnitor to the other party.

Section 10	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall be deemed to be one and the same Agreement.

Section 11

Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to the conflict of laws principles thereof. The parties hereby irrevocably consent to the personal jurisdiction of the Federal and State courts located in New York, and waive any defense based upon improper venue, inconvenient venue or lack of personal jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

WGR ASSET HOLDING COMPANY LLC

By:	/s/ Benjamin M. Fink
Name:	Benjamin M. Fink
Title:	Executive Vice President and Chief Financial Officer

WESTERN GAS HOLDINGS, LLC

By:	/s/ Philip Peacock
Name:	Philip Peacock
Title:	Senior Vice President, General Counsel, and Corporate Secretary

[SIGNATURE PAGE TO WGRAH INDEMNIFICATION AGREEMENT]